Exhibit 10.19

SETTLEMENT AND RELEASE AGREEMENT

AGREEMENT

This Settlement and Release Agreement (the "Agreement") is entered into effective as of the 14th day of March, 2011, by and between EClips Media Technologies, Inc. (the “Company”) and Peter W. James (“James”) (each of the Company and James individually, a “Party” and collectively the “Parties”).

W I T N E S S T H:

WHEREAS, an amount of unpaid monies remain due to James from the Company for both past legal services provided (the “Services Compensation”) as well as certain lease payments due to the Company’s previous headquarters (the “Lease Amount Due”) (the Services Compensation and the Lease Amount Due, collectively, the “Debt”), located at 3900A 31st Street North, St. Petersburg, FL 33714 (the “St. Pete Office”), of which James is the landlord; and

WHEREAS,  the Company and James wish to enter into this Agreement to memorialize their understanding that (i) the payment of the sum of $15,000 (the “Payment”), by the Company to James upon the execution of this Agreement, constitutes the final payment under the Debt, (ii) effective as of the execution of this Agreement,  the Debt is in all respects terminated and of no further force and effect, and (iii) each of the Parties agrees to release the other from any and all further obligations and responsibilities under the Debt.

NOW, THEREFORE, in consideration of the covenants, payments, and agreements set forth in this Agreement, the Company and James intending to be legally bound thereby, and hereby warranting that they each have the capacity and authority to execute this Agreement, it is agreed by and among the undersigned parties, that all of the matters relating to the Debt (or any claims which could have been asserted with respect thereto) by the Company or James are hereby settled and compromised on the following terms and conditions, to wit:

1. Compromise.

(a) In consideration for the termination of the Debt and the release found in Section 1(b)(ii) below, upon the execution of this Agreement, the Company agrees as follows:

(i) to make the Payment by check or wire transfer within 5 days from the execution of this Agreement; and

(ii) The Company releases James, his heirs, executors, administrators, successors, and assigns from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against James, the Company, the Company’s heirs, executors, administrators, successors and assigns, ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing solely with respect to the matters relating to the performance and obligations under the Debt from the beginning of the world to the day of the date of this Agreement.

(b) In consideration of the Payment and the release found in section 1(a)(ii) above, James acknowledge and agrees as follows:

(i) Upon receipt of the Payment, the Debt in all respects, including the lease at the St. Pete Office is hereby terminated; and

(ii)  James releases the Company, its officers, directors heirs, executors, administrators, successors, and assigns, (collectively the “Indemnified Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Indemnified Parties, heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing from the beginning of the world to the day of the date of this Agreement

2.	Confidentiality; Non Disparagement.

(a)           The Company and James each understand and agree that this Agreement (including all of its terms) is forever deemed confidential between them.  Except as required under the statutes, rules or regulations of any federal or state government, government agency or court of competent jurisdiction, each of the Company and James, and their respective counsel, shall not disclose or divulge any of the matters underlying this Agreement or any of the terms or substance of this Agreement to others.  The Company and James each further agree that they will not (i) assist against the other party in any way in any action arising from activity that pre-dates this Agreement, or (ii) provide testimony against the other party in any action arising from activity that pre-dates this Agreement, unless such assistance or testimony is compelled by subpoena or order of court.

(b)           The parties agree not to make any disparaging statements concerning the other party and/or said party’s performance under the Debt.  All inquiries, if any, regarding the other party’s performance shall be responded to promptly; and, both parties response shall set forth that the termination of the Debt was mutual and that the other party’s performance was satisfactory in all respects.  Each party shall furnish the other party with a written copy of each and every written response; or, if such response was oral the date, time and person to whom a response was given.

3. Binding Agreement.  The terms of this Agreement are binding upon and inure to the benefit of each of the parties hereto, their respective successors, assigns, dependents, and all other related persons, affiliates or associates.

4. Headings.  The captions of the paragraphs and sections of this Agreement are provided solely for convenience, and are not intended to, and in fact, shall not affect the substance or meaning of this Agreement.

5. Representation.  Each of the parties hereto represents that each has read and fully understands each of the provisions as contained herein, and has been afforded the opportunity to review same with his attorney of choice; and further that each of the parties hereto represents that each and every one of the provisions contained in this Agreement is fair and not unconscionable to either party.

6. No Admission of Liability.  The Agreement is not, and shall not be construed or deemed, an admission by the Company of any wrongdoing or of any liability to James.

7. Counterparts.  The Agreement may be executed in facsimile counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

8. Severability.  Should any provision of the Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of the Agreement.

9. Choice of Laws.  The Agreement shall be governed by and construed in accordance with the substantive law of the State of New York.

10. Attorneys’ Fees and Costs.  Each Party will bear its own expenses, including any costs or attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

11. Entire Agreement.  This Agreement constitutes the only existing and binding agreement of settlement among the Parties, and the Parties acknowledge that there are no other warranties, promises, assurances or representations of any kind, express or implied, upon which the Parties have relied in entering into this Agreement, unless expressly set forth herein.  This Agreement shall not be modified except by written agreement signed by the party against whom modification is sought.

IN WITNESS WHEREOF, the parties have read and executed this Agreement as of the 14th day March, 2011.

ECLIPS MEDIA TECHNOLOGIES, INC.

By: /s/ Glenn Kesner
Name:	Glenn Kesner
Title:  Chief Executive Officer

/s/ Peter W. James
Peter W. James